Exhibit 5.1
                         Law Office of Kevin M. Sherlock
                             2609 E. Broadway Blvd.
                                Tucson, AZ 85716
                                  520 906-3567

                                October 25, 2004
Horse Sense Stable Services, Inc.
7699 E. Park View Dr.
Tucson AZ 85715

         Re: Registration Statement on
         Form SB-2 (the "Registration Statement")

Gentlemen:

     You have  requested  my opinion as to the  legality of the  issuance by you
(the   "Corporation")  of  200,000  Units,  all  as  further  described  in  the
Registration Statement filed with the U.S. Securities and Exchange Commission.

     As your counsel, I have reviewed and examined:

         1. The Articles of Incorporation of the Corporation; 2. The Bylaws of the Corporation; 3. A copy of certain resolutions of the Corporation; and 4. The Registration Statement that you prepared.

         In giving my opinion, I have assumed without investigation the authenticity of any document or instrument submitted to me as an original, the conformity to the original of any document or instrument submitted to me as a copy, and the genuineness of all signatures on such originals or copies.

         Based upon the foregoing, I am of the opinion that under Arizona law including the statutory provisions, all applicable provisions of the Arizona constitution and reported judicial decisions interpreting those laws, the shares to be offered pursuant to the Registration Statement, if sold as described in the Registration Statement will be legally issued, fully paid and non-assessable. I am also of the opinion that the Shares have been duly authorized by the Board of Directors.

         No opinion is expressed herein as to the application of state securities or Blue Sky laws.

         I consent to the reference to my name in the Prospectus filed as a part of the Registration Statement and the use of my opinion in the Registration Statement.

Very truly yours,
/s/
Kevin M. Sherlock